Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated September 26, 2013

PRICING SUPPLEMENT No. 371 dated October     , 2013

(To Product Supplement No. 3 dated May 2, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities

Access Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

■	Linked to the iShares® U.S. Real Estate ETF
■

Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. In addition to the final payment of interest, the payment at maturity will reflect the following terms:

■

If the value of the Fund appreciates, you will receive the original offering price plus 100% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 10% of the original offering price

■ If the value of the Fund decreases but the decrease is not more than 15%, you will be repaid the original offering price
■ If the value of the Fund decreases by more than 15%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 15%
■	Investors may lose up to 85% of the original offering price
■	Quarterly interest payments of 2.20% to 2.40% per annum (to be determined on the pricing date)
■	All payments on the securities are subject to the credit risk of Wells Fargo & Company
■	No payments of dividends
■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-10 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000.00	—	$1,000.00
Total

(1)

The original offering price specified above includes structuring and development costs. If the securities were priced today, the structuring and development costs would total approximately $3.00 per security. The actual structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the structuring and development costs exceed $6.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Investment Description

The Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016 are senior unsecured debt securities of Wells Fargo & Company that do not repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the iShares U.S. Real Estate ETF (the “Fund”) from its starting price to its ending price. The securities provide:

(i)

the possibility of a positive return at maturity if the value of the Fund increases from its starting price to its ending price, provided that the redemption amount at maturity of the securities will not exceed the maximum total return of 10% of the original offering price;

(ii)	repayment of principal if, and only if, the ending price of the Fund is not less than the starting price by more than 15%;

(iii)	exposure to decreases in the value of the Fund if and to the extent the ending price is less than the starting price by more than 15%; and

(iv)	quarterly interest payments at an interest rate of 2.20% to 2.40% per annum, as determined on the pricing date.

If the ending price is less than the starting price by more than 15%, the redemption amount at maturity will be less, and possibly 85% less, than the original offering price of your securities. All payments on the securities are subject to the credit risk of Wells Fargo.

The Fund is an exchange traded fund that seeks to track the Dow Jones U.S. Real Estate Index, an index that is designed to measure the real estate sector of the United States equity market.

You should read this pricing supplement together with product supplement no. 3 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 3 dated May 2, 2012 filed with the SEC on May 2, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512204514/d342625d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® U.S. Real Estate ETF.

PRS-2

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Investor Considerations

We have designed the securities for investors who:

¡

seek exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum total return at maturity (excluding interest payments) of 10% of the original offering price;

¡	desire to limit downside exposure to the Fund through the 15% buffer;

¡

understand that if the ending price is less than the starting price by more than 15%, the redemption amount they receive at maturity will be less, and possibly 85% less, than the original offering price per security;

¡	seek an investment with an interest rate of 2.20% to 2.40% per annum, as determined on the pricing date;

¡	are willing to forgo dividends on shares of the Fund; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending price of the Fund may decrease by more than 15% from the starting price;

¡	seek leveraged or uncapped exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the securities at stated maturity;

¡	expect the yield on comparable investments to be greater than the combination of the interest and the expected return on the Fund provided by the securities;

¡	are unwilling to accept the risk of exposure to the real estate sector of the U.S. equity market;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Terms of the Securities

Market Measure:	iShares U.S. Real Estate ETF
Pricing Date:	October 14, 2013.*
Issue Date:	October 17, 2013.* (T+3)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Interest Payment Dates:	Quarterly on the 19th day of each January, April, July and October, commencing January 19, 2014 and ending at maturity.*
Interest Rate:

The interest rate payable on the securities will be determined on the pricing date and will be within the range of 2.20% to 2.40% per annum. See “Description of Notes—Interest and Principal Payments” and “—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the securities will be calculated, accrued and paid.

Redemption Amount:	The “redemption amount” per security will equal:
	•	if the ending price is greater than the starting price: the lesser of:
(i) $1,000 plus:

		$1,000 x		ending price – starting price	x participation rate	; and
starting price

(ii) the capped value;
	•	if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or
	•	if the ending price is less than the threshold price: $1,000 minus:

			$1,000 x	threshold price – ending price
starting price

If the ending price is less than the threshold price, the redemption amount at maturity will be less, and possibly 85% less, than the original offering price of your securities.
Stated Maturity Date:

October 19, 2016*, subject to postponement if a market disruption event occurs or is continuing on the calculation day. On the stated maturity date you will receive the redemption amount plus any accrued and unpaid interest.

Starting Price:	, the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Calculation Day:	October 14, 2016* or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.
Capped Value:

The “capped value” is 110% of the original offering price per security ($1,100 per security). As a result of the capped value, the maximum total return at maturity of the securities (excluding interest payments) will be 10% of the original offering price.

*To the extent that we make any change to the expected pricing date or expected issue date, the interest payment dates, calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Terms of the Securities (Continued)

Threshold Price:	, which is equal to 85% of the starting price.
Participation Rate:	100%
Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the Fund. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the stated interest payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-25 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the securities will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the securities. Because the application of the constructive ownership rules to the securities is unclear, you should review the discussion set forth under “United States Federal Income Tax Considerations—Section 1260 of the Code” on page PS-24 of the product supplement for a more detailed discussion of the application of Section 1260 to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis in excess of the stated interest payments, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance

PRS-5

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Terms of the Securities (Continued)

would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the stated interest payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities in excess of the stated interest payments. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Because significant aspects of the tax treatment of the securities are uncertain, we intend to withhold at a rate of 30% on any stated interest payments on the securities made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. If you are a non-United States holder, as that term is defined on page PS-27 of the product supplement, payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

In addition, if you are a non-United States holder, you may be required to file a United States tax return and be subject to United States taxes on the sale, exchange or maturity of the securities if the Fund is or becomes a United States real property holding corporation (“USRPHC”). This filing obligation and tax liability could arise, for instance, if the Fund is treated as a USRPHC and either (a) the Fund stock is not regularly traded on an established securities market or (b)(i) after you acquired the securities, the securities you hold had a value greater than 5% of the value of any regularly-traded class of the Fund’s stock, or (ii) you purchased the securities (or make other similar investments) with a principal purpose of avoiding the 5% limitation described in the regulations under Section 897 of the Code. We will not attempt to ascertain whether the Fund is or becomes a USRPHC. You should refer to information filed with the United States Securities Exchange Commission with respect to the Fund and consult your own tax advisor regarding the possible consequences to you, if any, if the Fund is or becomes a USRPHC. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regard to the amount of your gain or loss on the securities, and other payors may take a similar position.

In addition, if you are a non-United States holder, as that term is defined on page PS-27 of the product supplement, you should review the discussion set forth under “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-27 of the product supplement.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-23 of the product supplement and to consult your own tax advisor.

PRS-6

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Terms of the Securities (Continued)

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RRQ6

PRS-7

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a final interest payment as provided herein and a cash payment per security (the redemption amount) calculated as follows:

PRS-8

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Hypothetical Payout Profile

The following profile of the return at maturity is based on a capped value of 110% or $1,100 per security, a participation rate of 100% and a threshold price equal to 85% of the starting price and excludes interest payments on the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

PRS-9

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

•

If The Ending Price Is Less Than The Threshold Price, The Redemption Amount at Maturity Will Be Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities. If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, the redemption amount at maturity may be less, and possibly 85% less, than the original offering price per security even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•

An Investment In The Securities Will Be Subject To Risks Associated With The Real Estate Industry. The Fund, because it is concentrated in the real estate industry, may be adversely affected not only by the performance of the real estate companies, such as real estate investment trusts (“REITs”) or real estate holding and development companies, in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business. The Fund is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

•

Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Securities. The Fund is composed of a variety of real estate related stocks including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Fund: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitation on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

•

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund. The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because the redemption amount will not exceed the capped value.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

•

The Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding

PRS-10

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Selected Risk Considerations (Continued)

any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the price of the Fund at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Fund performance; capped value; interest rates; volatility of the Fund; time remaining to maturity; dividend yields on the securities included in the Fund; events involving companies included in the Fund; and our credit ratings, financial condition and results of operation.

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

•

The Amount You Receive On The Securities At Stated Maturity Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund. Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Fund because, among other reasons, the redemption amount will be determined by reference only to the closing price of a share of the Fund without taking into consideration the value of dividends and other distributions paid on such share. If the Fund appreciates from the starting price to the ending price, the securities may underperform a direct investment in the Fund because holders of the securities will not receive dividends paid by the Fund.

•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect The Fund Or The Underlying Index May Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Sponsor Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

•

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index. The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

PRS-11

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Selected Risk Considerations (Continued)

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price and the ending price, calculating the redemption amount, determining whether adjustments should be made to the adjustment factor, determining whether adjustments should be made to the ending price and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the price of the Fund or the closing price of securities included in the underlying index and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Fund, Prices Of Securities Included In The Fund Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities — Material Tax Consequences” on PRS-5 of this pricing supplement.

PRS-12

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Hypothetical Returns

The following table illustrates, for a hypothetical interest rate of 2.30% per annum (the midpoint of the specified range of the interest rate) and a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the cumulative interest amount per security;

•	the hypothetical pre-tax total rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Cumulative interest amount	Hypothetical pre-tax total rate of return(1)	Hypothetical pre-tax annualized rate of return(2)
96.20	50.00%	$1,100.00	$69.00	16.90%	5.26%
83.37	30.00%	$1,100.00	$69.00	16.90%	5.26%
76.96	20.00%	$1,100.00	$69.00	16.90%	5.26%
70.54	10.00%	$1,100.00	$69.00	16.90%	5.26%
67.34	5.00%	$1,050.00	$69.00	11.90%	3.77%
65.73	2.50%	$1,025.00	$69.00	9.40%	3.01%
64.13 (3)	0.00%	$1,000.00	$69.00	6.90%	2.23%
57.72	-10.00%	$1,000.00	$69.00	6.90%	2.23%
54.51	-15.00%	$1,000.00	$69.00	6.90%	2.23%
53.87	-16.00%	$990.00	$69.00	5.90%	1.91%
48.10	-25.00%	$900.00	$69.00	-3.10%	-1.04%
32.07	-50.00%	$650.00	$69.00	-28.10%	-10.67%
16.03	-75.00%	$400.00	$69.00	-53.10%	-23.65%
0.00	-100.00%	$150.00	$69.00	-78.10%	-44.62%
(1)

The hypothetical pre-tax total rate of return is equal to the sum of the hypothetical redemption amount payable at stated maturity and the cumulative interest amount, expressed in terms of a percentage change from the original offering price.

(2)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(3)	The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, ending price and interest rate.

PRS-13

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

Hypothetical Payments at Stated Maturity

Set forth below are four examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), assuming hypothetical starting prices and ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting price: $64.13

Hypothetical ending price: $68.00

Since the hypothetical ending price is greater than the hypothetical starting price, the redemption amount would equal:

$1,000 +	$1,000 x	68.00 – 64.13	x 100%	= $1,060.35
64.13

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,060.35 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting price: $64.13

Hypothetical ending price: $90.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000 x	90.00 – 64.13	x 100%	= $1,403.40
64.13

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,100.00 per security.

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting price: $64.13

Hypothetical ending price: $60.00

Hypothetical threshold price: $54.51, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 15%, you would not lose any of the original offering price of your securities.

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,000 per security.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting price: $64.13

Hypothetical ending price: $38.00

Hypothetical threshold price: $54.51, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price by more than 15%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000 x	54.51 – 38.00	= $742.55
64.13

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $742.55 per security.

To the extent that the starting price and ending price differ from the values assumed above, the results indicated above would be different.

PRS-14

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

The iShares U.S. Real Estate ETF

The iShares U.S. Real Estate ETF is an exchange traded fund that seeks to track the Dow Jones U.S Real Estate Index, an equity index that is designed to measure the performance of the real estate sector of the United States equity market. According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC owns the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones U.S. Real Estate Index. S&P Dow Jones Indices LLC is now the index sponsor of the Dow Jones U.S. Real Estate Index. In addition, according to publicly available information, on July 1, 2013, the name of the Fund changed from the iShares Dow Jones U.S. Real Estate Index Fund to the iShares U.S. Real Estate ETF. The information about the Fund contained herein updates the information under “The iShares Dow Jones U.S. Real Estate Index Fund” in Annex A to the product supplement.

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the value of the iShares U.S. Real Estate ETF at any time from Bloomberg under the symbol “IYR” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2003 to September 24, 2013. The closing price on September 24, 2013 was $64.13.

PRS-15

Access Securities—Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016

The iShares U.S. Real Estate ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 1, 2003 through June 30, 2013 and for the period from July 1, 2013 to September 24, 2013.

	High	Low	Last
2003
First Quarter	$39.45	$36.50	$38.33
Second Quarter	$44.05	$38.96	$42.30
Third Quarter	$46.09	$42.80	$45.71
Fourth Quarter	$49.98	$45.88	$49.64
2004
First Quarter	$54.81	$49.38	$54.73
Second Quarter	$55.36	$44.93	$50.52
Third Quarter	$55.83	$49.88	$53.98
Fourth Quarter	$62.34	$54.78	$61.60
2005
First Quarter	$60.83	$55.53	$56.10
Second Quarter	$65.03	$55.78	$63.55
Third Quarter	$68.28	$62.27	$64.27
Fourth Quarter	$66.50	$59.24	$64.28
2006
First Quarter	$75.02	$65.73	$73.50
Second Quarter	$72.20	$67.29	$71.30
Third Quarter	$78.20	$71.33	$77.13
Fourth Quarter	$86.83	$77.03	$83.71
2007
First Quarter	$94.71	$82.34	$85.27
Second Quarter	$87.77	$76.86	$77.20
Third Quarter	$80.25	$67.79	$76.57
Fourth Quarter	$80.85	$65.00	$65.70
2008
First Quarter	$68.22	$59.02	$65.10
Second Quarter	$71.65	$60.95	$60.95
Third Quarter	$67.20	$56.34	$61.95
Fourth Quarter	$61.17	$25.40	$37.23
2009
First Quarter	$37.26	$22.21	$25.46
Second Quarter	$35.55	$25.30	$32.34
Third Quarter	$45.04	$29.88	$42.66
Fourth Quarter	$47.44	$39.63	$45.92
2010
First Quarter	$50.83	$42.45	$49.78
Second Quarter	$54.66	$46.95	$47.21
Third Quarter	$55.21	$45.32	$52.88
Fourth Quarter	$57.62	$52.71	$55.96
2011
First Quarter	$60.58	$55.59	$59.40
Second Quarter	$62.80	$58.17	$60.30
Third Quarter	$62.92	$49.14	$50.57
Fourth Quarter	$58.00	$48.19	$56.79
2012
First Quarter	$62.57	$56.52	$62.29
Second Quarter	$64.47	$59.25	$63.97
Third Quarter	$67.80	$64.07	$64.39
Fourth Quarter	$65.42	$61.15	$64.72
2013
First Quarter	$69.48	$65.66	$69.48
Second Quarter	$75.54	$63.55	$66.39
July 1, 2013 to September 24, 2013	$69.42	$60.92	$64.13

PRS-16